INDEPENDENT AUDITORS' CONSENT



     We consent to the incorporation by reference in Registration Statement Nos. 333-14037, 33-48119, 33-72194 and 33-82894 on Form S-8 of BE Aerospace,
Inc. of our reports dated April 16, 1999 (BE Aerospace, Inc.), April 15, 1999 (BE Aerospace, Inc. Savings and Profit Sharing Plan and Trust for the year ended December 31, 1998) and April 1, 1999 (BE Aerospace, Inc. 1994 Employee Stock Purchase Plan for the year ended February 27, 1999), appearing in this Annual Report on Form 10-K of BE Aerospace, Inc. for the year ended February 27, 1999.



DELOITTE & TOUCHE LLP



Costa Mesa, California
May 26, 1999